Exhibit 99.1

For Immediate Release	Contacts:
(Media) Paul Jacobson (303) 268-6426
(Media) Erica Stull (303) 268-6502
(Investor Relations) Jeff Lawton (303) 268-6419

ADELPHIA COMMUNICATIONS TO BE ACQUIRED
BY TIME WARNER AND COMCAST

No Immediate Changes For Customers and Employees;
Deal Expected to Close in Approximately 9-12 Months

Transaction Delivers Maximum Value for Adelphia Bankruptcy Constituents

GREENWOOD VILLAGE, Colo., April 21, 2005 – Adelphia Communications, Corporation (OTC:ADELQ), a leading operator of cable systems in the United States with approximately 5.2 million basic subscribers in 31 states, today announced that it has reached definitive agreements for Time Warner Inc. (NYSE:TWX) and Comcast Corporation (Nasdaq: CMCSA, CMCSK) to acquire substantially all the U.S. assets of Adelphia for $12.7 billion in cash and 16 percent of the common stock of Time Warner’s cable subsidiary, Time Warner Cable Inc.

Under the terms of the transaction, approved by the boards of directors of Adelphia, Time Warner and Comcast, Adelphia’s stakeholders will receive $9.2 billion in cash and 16 percent of Time Warner Cable’s common equity from Time Warner. In addition, Comcast will pay Adelphia $3.5 billion in cash. Under proposed transactions between Time Warner and Comcast, the two companies will swap cable systems to enhance their respective geographic clusters and unwind Comcast’s investments in Time Warner Cable and Time Warner Entertainment Company, L.P. in an efficient and mutually beneficial way.

The transaction is subject to approval by the U.S. Bankruptcy Court for the Southern District of New York and customary closing conditions. Going forward, Adelphia will file a revised Plan of Reorganization and Draft Disclosure Statement with the Bankruptcy Court that reflects the terms of the transaction. A Disclosure Statement hearing must be held, followed by creditor

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balloting on the plan and ultimately a confirmation hearing before the Bankruptcy Court leading to a confirmed Plan of Reorganization. Parallel to the bankruptcy process, for the deal to close it will require approvals of the FCC, the Justice Department (Hart-Scott-Rodino) and, where required, local franchising authorities. Subject to all necessary approvals, the deal is expected to close in approximately nine to 12 months.

The Official Committee of the Unsecured Creditors supported Adelphia in moving forward with this transaction.

Bill Schleyer, chairman and CEO of Adelphia, said, “After extensive review of all options for the company, Adelphia’s Board of Directors has determined that this transaction delivers the maximum value to its bankruptcy constituents. We believe that this option is superior to Adelphia emerging as a standalone company. It is also a positive outcome for our cable customers, who will benefit from continuing considerable investment in our cable assets. The significant interest in Adelphia is a testament to the dramatic improvements our employees have made to the company and its assets during the past two years.”

Schleyer added, “Over the past two years, the Adelphia team has worked tirelessly to transform our business, enhance our operations and improve our competitive position. Today, Adelphia has a first class network, dramatically improved financial performance with complete transparency, and improved service offerings – and this transaction clearly recognizes the tremendous value of the Adelphia enterprise.”

Since early 2003, Adelphia has made significant investments in the most advanced equipment and systems to upgrade its cable network. As a result, Adelphia serves 97 percent of its homes passed with an advanced network capable of delivering services like digital video, high-speed Internet, high-definition television, video-on-demand, digital video recorders, and eventually telephony.  The company has also completely overhauled its customer care organization, consolidating more than 70 outmoded call centers into 12 state of the art centers and repackaged its service offerings for greater customer choice and value.

After a massive 20-month effort involving hundreds of accountants, Adelphia restored credibility to its financial reporting last December with the filing of its 2003 Annual Report on Form 10-K and audited financial statements for the fiscal years 2003, 2002 and 2001. New financial reporting systems were put in place along with a corporate-wide ethics policy signed by every employee.

Throughout this process, Adelphia has remained committed to its customers and communities. That commitment will continue in the months ahead, and the company will work to ensure a seamless service transition.

Said Vanessa Wittman, Adelphia’s executive vice president and chief financial officer, “We have been working closely with Adelphia’s constituents and the Bankruptcy Court throughout this process and will continue to do so in the coming months as we move toward closing.  I want to take this time to thank Adelphia’s employees for their unwavering commitment and diligence during the past several years.”

The agreement does not include Adelphia’s cable system partnership in Puerto Rico.

Advisors

UBS Investment Bank and Allen & Company LLC acted as financial advisors to Adelphia. Sullivan & Cromwell acted as legal advisors to Adelphia for the transaction. Willkie Farr & Gallagher LLP acted as advisors to Adelphia for the bankruptcy process.

About Adelphia

Adelphia Communications Corporation (OTC: ADELQ) is the fifth-largest cable television company in the country. It serves customers in 31 states and Puerto Rico, and offers analog and digital video services, high-speed Internet access and other advanced services over Adelphia’s broadband networks.

Cautionary Statement Regarding Forward-Looking Information

This report includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements regarding the Company’s and its subsidiaries’ and affiliates’ expected future financial position, results of operations, cash flows, sale of the Company, restructuring and financing plans, expected emergence from bankruptcy, business strategy, budgets, projected costs, capital expenditures, network upgrades, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will,” and other similar expressions are forward-looking statements.  Such forward-looking statements are inherently uncertain, and readers must recognize that actual results may differ materially from the Company’s expectations. The Company does not undertake a duty to update such forward-looking statements.  Factors that may cause actual results to differ materially from those in the forward-looking statements include whether the Plan of Reorganization will be confirmed, whether the transaction with Time Warner and Comcast will close, those discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and the Company’s pending bankruptcy proceeding and its sale, results of litigation against the Company and government investigations of the Company, the effects of government regulation including the actions of local cable franchising authorities, the availability of financing, actions of the Company’s competitors, results and impacts of the process to sell the Company or its assets, pricing and availability of programming, equipment, supplies, and other inputs, the Company’s ability to upgrade its network, technological developments, and changes in general economic conditions.  Many of these factors are outside of the Company’s control.

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